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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 9)*



                         A.C. MOORE ARTS & CRAFTS, INC.
                         ------------------------------
                                (Name of Issuer)



                           COMMON STOCK, NO PAR VALUE
                           --------------------------
                         (Title of Class of Securities)



                                   00086T 10 3
                                   -----------
                                 (CUSIP Number)

                                DECEMBER 31, 2004
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [ ]      Rule 13d-1(b)
            [X]      Rule 13d-1(c)  (The 2004 William Kaplan GRAT**)
            [X]      Rule 13d-1(d)  (William Kaplan)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

** Joins filing as its Amendment No. 1 to Schedule 13G with respect to the subject class of securities.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Pages 1 of 7

---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 2 of 7
---------------------------                               ---------------------


------------------------------------------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          William Kaplan
------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)               (a)      |_|
                                                                                             (b)      |_|

------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
                                 2,000,000 shares   (See Item 4)
   NUMBER OF SHARES
     BENEFICIALLY        ------------------------------------------------------------------------------------------
       OWNED BY            6     SHARED VOTING POWER
         EACH                    0 shares
       REPORTING         ------------------------------------------------------------------------------------------
     PERSON WITH:          7     SOLE DISPOSITIVE POWER
                                 2,000,000 shares   (See Item 4)
                         ------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0 shares

------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares  (See Item 4)
------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.3%  (See Item 4)
------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN
------------------------------------------------------------------------------------------------------------------


---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 3 of 7
---------------------------                               ---------------------


------------------------------------------------------------------------------------------------------------------
   1      NAMES OF REPORTING PERSONS.
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

          The 2004 William Kaplan GRAT
------------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP  (See Instructions)               (a)      |_|
                                                                                             (b)      |_|

------------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY


------------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware
------------------------------------------------------------------------------------------------------------------
                           5     SOLE VOTING POWER
                                 2,000,000 shares   (See Item 4)
   NUMBER OF SHARES
     BENEFICIALLY        ------------------------------------------------------------------------------------------
       OWNED BY            6     SHARED VOTING POWER
         EACH                    0 shares
       REPORTING         ------------------------------------------------------------------------------------------
      PERSON WITH:         7     SOLE DISPOSITIVE POWER
                                 2,000,000 shares   (See Item 4)
                         ------------------------------------------------------------------------------------------
                           8     SHARED DISPOSITIVE POWER
                                 0 shares
------------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,000,000 shares  (See Item 4)
------------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)

------------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          10.3%  (See Item 4)

------------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          00
------------------------------------------------------------------------------------------------------------------


---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 4 of 7
---------------------------                               ---------------------


Item 1(a)         Name of Issuer:
                  --------------

                  A.C. Moore Arts & Crafts, Inc. (the "Issuer")

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  130 A.C. Moore Drive, Berlin, NJ 08009

Item 2(a)         Name of Person Filing:
                  ---------------------

                  William Kaplan and The 2004 William Kaplan GRAT
                  (collectively, the "Reporting Persons")

Item 2(b)         Address of Principal Business Office or, if none, Residence:
                  -----------------------------------------------------------

                  William Kaplan: c/o A.C. Moore Arts & Crafts, Inc., 130 A.C. Moore Drive, Berlin, NJ 08009

                  The 2004 William Kaplan GRAT: c/o Jane T. Monahan, V.P., J.P. Morgan Trust Company of Delaware,
                  500 Stanton Christiana Road, Newark, DE 19713

Item 2(c)         Citizenship:
                  -----------

                  William Kaplan:  United States of America

                  The 2004 William Kaplan GRAT:  State of Delaware

Item 2(d)         Title of Class of Securities:
                  -----------------------------

                  Common Stock, no par value

Item 2(e)         CUSIP Number:
                  ------------

                  00086T 10 3

Item 3            Not Applicable

Item 4            Ownership:
                  ---------

                  (a) Amount beneficially owned: As of December 31, 2004, William Kaplan beneficially owned 2,000,000 shares* of common stock of the Issuer.

                           As of December 31, 2004, The 2004 William Kaplan GRAT beneficially owned 2,000,000 shares of common stock of the Issuer.

------
* By virtue of William Kaplan's position as Investment Trustee of The 2004 William Kaplan GRAT, William Kaplan has the power to vote and dispose, and therefore may be deemed to be the beneficial owner of 2,000,000 shares owned of record by The 2004 William Kaplan GRAT.

---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 5 of 7
---------------------------                               ---------------------


                           The filing of this Schedule 13G shall not be construed as an admission that (a) the Reporting Persons are, for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any equity securities covered by this Schedule 13G or (b) that this
                           Schedule 13G is legally required to be filed by the Reporting Persons.

                       (b) Percent of class: **

                           William Kaplan - 10.3%

                           The 2004 William Kaplan GRAT - 10.3%

                       (c) Number of shares as to which each of the Reporting
                           Persons has:

                           (i)   sole power to vote or to direct the vote:

                                 William Kaplan - 2,000,000 shares*** of
                                 common stock of the Issuer;

                                 The 2004 William Kaplan GRAT - 2,000,000 shares of common stock of the Issuer;

                           (ii)  shared power to vote or to direct the vote:

                                 William Kaplan - 0 shares of common stock of the Issuer;

                                 The 2004 William Kaplan GRAT - 0 shares of common stock of the Issuer;

                           (iii) sole power to dispose or to direct the
                                 disposition of:

                                 William Kaplan - 2,000,000 shares*** of
                                 common stock of the Issuer;

                                 The 2004 William Kaplan GRAT - 2,000,000 shares of common stock of the Issuer;

                           (iv) shared power to dispose or to direct the disposition of:

                                 William Kaplan - 0 shares of common stock of the Issuer;

                                 stock of the Issuer; and

-------

** Percentages are based on 19,496,015 shares of common stock of the Issuer outstanding as of December 31, 2004.

*** William Kaplan has the sole power (i) to vote or to direct the vote of and
(ii) to dispose or to direct the disposition of 2,000,000 shares of common stock of the Issuer as the Investment Trustee of The 2004 William Kaplan GRAT.

---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 6 of 7
---------------------------                               ---------------------


                                 The 2004 William Kaplan GRAT - 0 shares of common stock of the Issuer.

Item 5            Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  Not Applicable

Item 6            Ownership of More Than Five Percent on Behalf of Another
                  Person:
                  --------------------------------------------------------

                  Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported
                  ----------------------------------------------------------
                  on by the Parent Holding Company:
                  --------------------------------

                  Not Applicable

Item 8            Identification and Classification of Members of the Group:
                  ---------------------------------------------------------

                  Not Applicable

Item 9            Notice of Dissolution of Group:
                  ------------------------------

                  Not Applicable

Item 10           Certification
                  -------------

                  By signing below I, William Kaplan, as Investment Trustee of The 2004 William Kaplan GRAT, certify that, to the best of my knowledge and belief, the securities referred to above were not acquired by The 2004 William Kaplan GRAT and are not held by The 2004 William Kaplan GRAT for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired by The 2004 William Kaplan GRAT and are not held by The 2004 William Kaplan GRAT in connection with or as a participant in any transaction having that purpose or effect.

---------------------------                               ---------------------
CUSIP NO.    00086T 10 3          SCHEDULE 13G                 Page 7 of 7
---------------------------                               ---------------------






                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   February 11, 2005                  By:  /s/ William Kaplan
        -----------------                       -------------------------------
                                                Name:  William Kaplan


                                           THE 2004 WILLIAM KAPLAN GRAT


Date:   February 11, 2005                  By:  /s/ William Kaplan
        -----------------                       -------------------------------
                                                Name: William Kaplan
                                                Title:    Investment Trustee

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT


         This Amendment to Schedule 13G (the "Statement") is filed on behalf of each of the following reporting persons: William Kaplan and The 2004 William Kaplan GRAT (individually, a "Reporting Person" and, collectively, the "Reporting Persons"). Each Reporting Person hereby agrees and consents to the joint filing of the Statement on behalf of each Reporting Person pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Reporting Person represents that he or it, as the case may be, is eligible to file the Statement. Each Reporting Person understands that he or it, as the case may be, is responsible for the timely filing of the Statement and any amendments thereto and for the completeness and accuracy of the information concerning such Reporting Person contained in the Statement; each Reporting Person understands that he or it, as the case may be, is not responsible for the completeness or accuracy of the information concerning the other Reporting Person making this filing unless such Reporting Person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement and the filing of the Statement shall not be construed as an admission that any of the Reporting Persons is a member of a "group" consisting of one or more of such Reporting Persons for the purposes of Section 13(d) or 13(g) of the Exchange Act. This Statement and this Joint Filing Agreement may be executed in more than one counterpart.

Date:   February 11, 2005                 By:  /s/ William Kaplan
        -----------------                      --------------------------------
                                               Name:  William Kaplan


                                          THE 2004 WILLIAM KAPLAN GRAT


Date:   February 11, 2005                 By:  /s/ William Kaplan
        -----------------                      --------------------------------
                                               Name: William Kaplan
                                               Title:    Investment Trustee